EXHIBIT 5.1
October 17, 2008

212-351-4000	C 19398-00023

212-351-4035

Coeur d’Alene Mines Corporation 400 Coeur d’Alene Mines Building 505 Front Avenue Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on October 17, 2008 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of the following securities (the “Securities”): (i) debt securities (the “Debt Securities”); (ii) preferred stock (the “Preferred Stock”); (iii) common stock (the “Common Stock”); and (iv) warrants entitling the holders to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”).
     In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     We are not admitted or qualified to practice law in Idaho. Therefore, we have relied upon the opinion of Kelli Kast, Esq., General Counsel to the Company, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of Idaho.

     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein:
(1)	With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.

(2)	With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the terms of the Debt Securities have been established in accordance with the Indenture, (b) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (c) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.

(3)	With respect to the Debt Securities to be issued by the Company upon the exercise of the Warrants, when (a) the Warrants have been exercised in accordance with the terms thereof and any warrant or other agreement pursuant to which the Warrants are to be issued (b) the terms of the Debt Securities have been established in accordance with the Indenture and (c) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable warrant agreement against the receipt of requisite consideration in accordance with the terms of the Warrants, the Debt Securities will constitute legal, valid and binding obligations of the Company.
     The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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